UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Synthesis Energy Systems, Inc.

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Explanatory Note
This filing consists of a press release released by Synthesis Energy Systems, Inc. (the “Company”) on November 9, 2011 to announce earnings for the fiscal first quarter ended September 30, 2011.
Additional Information
In connection with the proposed transaction among the Company, Zhongjixuan Investment Management Company Ltd. and China Energy Industry Holding Group Co., Ltd., the Company has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and to mail the definitive proxy statement to the Company’s stockholders. The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statements to be filed, by the Company with the SEC.
You may obtain the preliminary proxy statement, and when available the definitive proxy statement, for free by visiting EDGAR on the SEC web site at www.sec.gov. Stockholders and investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.
Synthesis Energy Systems Announces First Quarter 2012 Financial Results
HOUSTON, November 9, 2011 — Synthesis Energy Systems, Inc. (Nasdaq: SYMX) (the “Company” or “SES”), a global energy and gasification technology company that provides products and solutions to the energy and chemicals industries, announced today financial results and corporate highlights for the first quarter of fiscal 2012, ended September 30, 2011.
“During the first quarter, we continued to execute on our three pronged commercialization and value creation strategy comprising technology licensing, equity partnerships, and participation in low-cost coal resources,” stated Robert Rigdon, President and CEO. “Interest in our technology continues to grow, as evidenced by the many discussions we are having with potential partners regarding projects in China, India and other regions. These projects would utilize our U-GAS® gasification technology and services to produce high value, clean-energy products from low rank, low cost coals. We believe we are gaining momentum in the further adoption of our technology in China as well as in India and other emerging markets.”
Mr. Rigdon continued, “Together with ZJX/China Energy and Yima, we are working through the necessary steps to complete the $83.8 million strategic equity investment into SES.
“Regarding our two projects in China, the ZZ Joint Venture is advancing a combined commercial and technical solution that could create an improved operation for both the ZZ Joint Venture plant and our syngas customer Hai Hua as well as encompass recovering the unpaid capacity fees from Hai Hua. We believe this solution also has the potential to result in the ZZ Joint Venture achieving improved profitability.
“Lastly, the Yima Joint Venture project continues to progress with the construction of the syngas production portion of the plant which is on track for a mid-2012 start up.”

First Quarter 2012 Financial Results (Unaudited)
For the three months ended September 30, 2011, total revenues were $2.5 million, a 54% increase over the $1.6 million reported in the prior-year period.
Product sales from the ZZ joint venture plant increased to $2.1 million for the three months ended September 30, 2011, due to higher syngas production volume offset, in part, by no capacity fee revenue. During May 2011, the plant’s customer, Hai Hua, did not pay the ZZ Joint Venture the capacity fees due. The unpaid amount totals approximately $1.5 million as of September 30, 2011, of which approximately $0.9 million was due during the quarter ended September 30, 2011. These capacity fees have not yet been recognized by SES. The plant has continued to operate and provide syngas to Hai Hua, and Hai Hua has paid for the energy fees and by-product sales due under the contract. The Company is continuing to work with Hai Hua to resolve the capacity fee issue. For the three months ended September 30, 2011 and 2010, the plant operated for 91% and 31% of the period, respectively.
Technology licensing and related services revenues for the three months ended September 30, 2011 were $307,000 versus $205,000 for the three months ended September 30, 2010. The technology licensing and related services revenues for the quarter ended September 30, 2011, resulted primarily from coal testing at the ZZ Joint Venture plant and from engineering studies.
The Company’s operating loss for the first quarter of fiscal 2012 was $4.4 million, versus $3.9 million reported for the first quarter of fiscal 2011. The increase in operating loss was primarily attributable to the ZZ Joint Venture plant’s uncollected capacity fee payments.
The net loss attributable to stockholders for the first quarter of fiscal 2012 was $4.5 million, or $0.09 per share, versus $3.7 million, or $0.08 per share, for the prior year’s first quarter.
As of September 30, 2011, SES had cash and cash equivalents of $27.7 million and working capital of $23.1 million.
Corporate Update
•
SES, Zhongjixuan Investment Management Company Ltd. (“ZJX”), China Energy Industry Holding Group Co., Limited (“China Energy”) and Yima Coal Industry Group Co., Ltd. (“Yima”) are advancing the required steps for completing the strategic equity investment into SES.

•	SES and ZJX jointly begin early phase business development of opportunities in China.
•	Construction of the Yima project continues to advance and is on track for a mid 2012 completion and start of syngas production.

•
SES is developing an integrated commercial and technical alternative for its ZZ project that offers improved financial performance from the project and is seeking to gain agreement from Hai Hua for joint implementation of the alternative.

•
The Company entered into negotiations for a syngas supply contract with Zaozhuang Mining Group whereby the ZZ joint Venture plant would supply syngas for pilot testing of a new syngas-to-glycol technology at a glycol pilot facility that would be built adjacent to our ZZ plant.

•	SES advanced development of ammonia licensing opportunities in China.
•
SES Resource Solutions, a joint venture between SES and Midas Resources AG, is actively engaged in business development for securing low quality coal resources whose value can be unlocked through integration with SES’ U-GAS® technology projects.

•	SES continues to actively pursue multiple business development opportunities to commercialize the Company’s U-GAS® gasification technology in India and develop a business platform in the region.
•	SES presented and exhibited at the 2011 Gasification Technologies Conference in San Francisco in October.
Conference Call Information
Senior management will hold a conference call to review the Company’s financial results for the first quarter of 2012 and provide an update on corporate developments today at 8:30 a.m. Eastern Time.
To access the live webcast, please log on to SES’ Website at www.synthesisenergy.com. Alternatively, domestic callers may participate in the live conference call by dialing (800) 860-2442 and international callers should dial (412) 858-4600. An archived version of the webcast will be available on SES’ website through December 9, 2011. A telephone replay of the conference call will be available approximately one hour after the completion of the call through December 9, 2011. Domestic callers can access the replay by dialing (877) 344-7529. International callers should dial (412) 317-0088. The PIN access number for the live call and the replay is 10006011#.
About Synthesis Energy Systems, Inc.
SES provides technology, equipment and engineering services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through its proprietary U-GAS® fluidized bed gasification technology, which SES licenses from the Gas Technology Institute. U-GAS® gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by the ability of SES to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability of SES to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the early stage of development of SES, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations, its ability to reduce operating costs, the limited history and viability of its technology, the effect of the current international financial crisis on its business, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries and its ability to diversify, its ability to maintain production from its first plant in the ZZ joint venture, its ability to complete the expansion of the ZZ project, its ability to obtain the necessary approvals and permits for its Yima project and other future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project, its ability to negotiate the terms of the conversion of the Yima project from methanol to glycol, the sufficiency of internal controls and procedures and the ability of SES to grow its business as a result of the ZJX and Zuari transactions as well as its joint venture with Midas Resource Partners. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.
Important Notice
In connection with the proposed ZJX/China Energy transaction, SES has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and intends to mail the definitive proxy statement to the stockholders of SES. SES and its directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of SES in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statement to be filed by SES with the SEC.
You may obtain the preliminary and, when available, definitive proxy statements for free by visiting EDGAR on the SEC’s website at www.sec.gov. Investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.
- TABLES FOLLOW -
# # #
Synthesis Energy Systems, Inc.
Kevin Kelly
Chief Accounting Officer
(713) 579-0600
Kevin.Kelly@synthesisenergy.com
MBS Value Partners, LLC
Matthew D. Haines
Managing Director
(212) 710-9686
Matt.Haines@mbsvalue.com

SYNTHESIS ENERGY SYSTEMS, INC.
(A Development Stage Enterprise)
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,
	2011	2010
Revenue:
Product sales and other — related parties	$2,102	$1,417
Technology licensing and related services	307	205
Other	86	—

Total revenue	2,495	1,622

Costs and Expenses:
Costs of sales and plant operating expenses	3,204	1,307
General and administrative expenses	2,958	3,186
Project and technical development expenses	67	85
Stock-based compensation expense	67	227
Depreciation and amortization	640	680

Total costs and expenses	6,936	5,485

Operating loss	(4,441)	(3,863)

Non-operating (income) expense:
Equity in losses of joint ventures	432	54
Foreign currency gains	(414)	(255)
Interest income	(37)	(39)
Interest expense	184	146

Net loss	(4,606)	(3,769)
Less: net loss attributable to noncontrolling interests	66	27

Net loss attributable to stockholders	$(4,540)	$(3,742)

Net loss per share:
Basic and diluted	$(0.09)	$(0.08)

Weighted average common shares outstanding:
Basic and diluted	50,858	48,352

SYNTHESIS ENERGY SYSTEMS, INC.
(A Development Stage Enterprise)
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	June 30,
	2011	2011
ASSETS

Current assets:
Cash and cash equivalents	$27,675	$32,176
Accounts receivable	2,253	2,574
Prepaid expenses and other currents assets	1,258	1,382
Inventory	1,036	913

Total current assets	32,222	37,045
Property, plant and equipment, net	34,828	35,183
Intangible assets, net	1,190	1,226
Investment in Yima joint ventures	33,897	33,520
Other long-term assets	3,560	3,000

Total assets	$105,697	$109,974

LIABILITIES AND EQUITY

Current liabilities:
Accrued expenses and accounts payable	$6,680	$6,113
Current portion of long-term bank loan	2,423	2,380

Total current liabilities	9,103	8,493
Long-term bank loan	3,572	4,697

Total liabilities	12,675	13,190

Equity:
Common stock, $0.01 par value: 200,000 shares authorized: 50,861 and 50,850 shares issued and outstanding, respectively	509	509
Additional paid-in capital	205,131	205,055
Deficit accumulated during development stage	(116,452)	(111,912)
Accumulated other comprehensive income	4,622	3,848

Total stockholders’ equity	93,810	97,500
Noncontrolling interests in subsidiaries	(788)	(716)

Total equity	93,022	96,784

Total liabilities and equity	$105,697	$109,974